EXHIBIT 21.1
Subsidiaries of Fermi Inc.

Legal Name of Subsidiary	Jurisdiction of Organization
Fermi SPE LLC	Delaware
Fermi Equipment Holdco LLC	Delaware
Fermi Nuclear LLC	Texas
Firebird Equipment Holdco LLC	Texas
Fermi Services LLC	Texas
Fermi Gas 1 LLC	Texas
Fermi Mobile Gen LLC	Texas
Fermi Campus 1 LLC	Delaware
Carson County Investments LLC	Delaware
Fermi Construction LLC	Texas
Fermi Water LLC	Texas
Fermi Warehouse LLC	Texas
Fermi High Voltage Warehouse LLC	Texas
Fermi Turbine Warehouse LLC	Texas

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